EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Equity Funds V of our reports dated January 23, 2024, relating to the financial statements and financial highlights, which appear in Delaware Small Cap Core Fund, Delaware Small Cap Value Fund and Delaware Wealth Builder Fund’s Annual Reports on Form N-CSR for the year ended November 30, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 27, 2024